Exhibit 11.1

                           READ-RITE CORPORATION
           STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                  (In thousands except per share amounts)

                                      Three Months Ended  Nine Months Ended
                                            June 30,          June 30,
                                         1996      1995     1996    1995
                                          (Unaudited)        (Unaudited)

Net income (loss)                      $(22,910) $32,295  $20,948  $76,869
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Weighted average common shares
   outstanding                           46,617   45,817   46,757   45,600

Common equivalent shares
   issuable under dilutive stock
   options after applying treasury
   stock method, net of tax benefits         --    1,631    1,083    1,538
                                       --------  -------  -------  -------
Common and common equivalent
 shares used in computing net
 income (loss) per share                 46,617   47,448   47,840   47,138
                                       ========  =======  =======  =======
Net income (loss) per share            $  (0.49) $  0.68  $  0.44  $  1.63
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